                                                                   Exhibit 10.71


                                    AGREEMENT


        THIS AGREEMENT is made and entered into as of March __, 2002 (this Agreement"), by and among Steven Picheny, an individual residing at 17 Seekonk Road, Great Barrington, Massachusetts 01230 ("Picheny"), Howard Fuchs, an individual residing at 175 Mimosa Drive, East Hills, New York 11576 ("Fuchs"), and Horizon Medical Products, Inc., a Georgia corporation with its principal place of business at 7 North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia 30327 ("Horizon") (Picheny, Fuchs, and Horizon hereinafter being collectively referred to as the "Parties");

        Whereas, the Parties, along with Christine Selby, who is not a party to this Agreement, are all signatories to a certain Stock Purchase Agreement dated October 15, 1998, as amended on December 14, 1999 and again on December 15, 2000 (the Stock Purchase Agreement together with such amendments hereinafter being collectively referred to as the "Stock Purchase Agreement");

        Whereas, the Parties entered into that certain Settlement Agreement dated March 29, 2001 ("Settlement Agreement") concerning the Second Anniversary Payment (as defined in the Stock Purchase Agreement), under which Settlement Agreement the amount owed to Picheny and Fuchs as of March 15, 2002 will be $928,336.00 in principal and $7,834.00 in interest;

        Whereas, the Parties entered into that certain Agreement dated December 15, 2001 ("December Agreement") concerning the Third Anniversary Payment (as defined in the Stock Purchase Agreement), under which December Agreement the amount owed to Picheny and Fuchs as of March 15, 2002 will be $624,273.00 in principal and $5,268.00 in interest;

        Whereas, the Parties desire to restructure the payment schedules presently provided for in the Settlement Agreement and in the December Agreement in the manner provided below and to make certain other agreements concerning the Parties as provided below;

        NOW THEREFORE, it is agreed by and among the Parties, in consideration of the benefits flowing to the Parties hereto, upon and subject to the following terms and conditions, as follows:

        1. The amount owed by Horizon to Picheny and Fuchs as of March 15, 2002 under the Settlement Agreement and under the December Agreement will be $1,565,711.00, as described in the schedule attached hereto and incorporated herein by this reference (the "Schedule"). Such amount shall be paid by Horizon, as follows:

               (a) At the closing of the refinancing of Horizon's senior secured indebtedness which is scheduled to occur on March 15, 2002, (the "Closing"), payment in the amount of One Hundred Thousand Dollars ($100,000.00) shall be made to Picheny and Fuchs in a separate amount for each as described in the Schedule; and

               (b) The remaining amount owed to Picheny and Fuchs after the Closing shall accrue interest at the simple interest rate of eight percent (8%) per anum accruing from and after the Closing; and

               (c) The remaining amount owed to Picheny and Fuchs after the Closing and accrued interest thereon shall be paid to Picheny and Fuchs in equal monthly installment amounts of principal and interest over forty-eight (48) consecutive months after the Closing, with the initial monthly installment payable on April 15, 2002, and each monthly payment thereafter on the same day of each calendar month. Such monthly payments are described on the Schedule.

        2. Horizon will pay Picheny and Fuchs monthly payments for their COBRA benefits under the Stepic Health Plan, or the amount of that premium should Picheny and Fuchs not be eligible for the plan for any reason, from the date hereof until December 15, 2006. Picheny and Fuchs agree to maintain the confidentiality of this provision and will disclose this provision only on a need to know basis, except to the extent disclosure may be affirmatively required by law. Notwithstanding the foregoing, in event of disclosure, Horizon shall not be relieved of any of its obligations hereunder.

        3. Picheny and Fuchs agree that the amounts payable pursuant to the terms of this Agreement shall be subordinated and junior to the senior secured indebtedness of the Company to LaSalle Business Credit, Inc., or any other senior secured lender to the Company, on the same terms and on a parri passu basis as the $15,000,000 senior subordinated convertible notes to be issued by the Company to ComVest Venture Partners, L.P. ("ComVest"), Medtronic, Inc. ("Medtronic") and additional investors the ("Convertible Notes").

        4. If Horizon is acquired by a third party by merger or stock acquisition or sale of substantially all of its assets, or Horizon sells its medical device manufacturing operation, then Horizon shall immediately pay the full remaining amount of principal then owed to Picheny and Fuchs hereunder and all accrued interest thereon. If the Company repays the Convertible Notes, then Horizon shall pay an amount such that the percentage reduction in the remaining amount then owed to Picheny and Fuchs equals the percentage reduction in the remaining amount owed under the Convertible Notes, provided that such payment shall be required only to the extent the amount repaid on the Convertible Notes is not invested in equity or debt of the Company by ComVest, Medtronic or their respective affiliates or by any other party originated by ComVest or its affiliates.

        5. This Agreement represents the entire agreement among the Parties concerning the subject matter hereof and supersedes the December Agreement, the Settlement Agreement, and any other prior agreements and understandings, written or oral, among the Parties with respect to the subject matter hereof. Upon payment of the $100,000.00 at Closing as provided for in paragraph 1(a) above, plus any interest accrued thereon from March 15, 2002 until the date of actual closing at the simple interest rate of eight percent (8%) per annum, the Affidavit of Confession of Judgment (the "Confession of Judgment"), dated April 17, 2001 and delivered in connection with the Settlement Agreement, shall terminate and shall have no further force or effect, and the original executed Confession of Judgment shall be returned by Picheny and Fuchs to Horizon. This Agreement may not be modified or amended except in writing signed by all of the Parties. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York (without applications of its choice of law rules). Any action or proceeding arising out of or relating to this Agreement shall be held exclusively in the United States District Court, Southern District of New York or the Supreme Court of the

State of New York, New York County. The Parties consent to the personal jurisdiction of the New York courts in any action to enforce the provisions of this Agreement.

        6. The amount payable pursuant to this Agreement is subject to prepayment at any time, in whole or in part, without notice, penalty or additional interest. All prepayments shall be applied first to the payment of accrued interest and then to the payment of the latest maturing installment of principal.

        7. In the event the Company fails to make a scheduled payment of interest or principal hereunder and the Company fails to make such payment within ten (10) days of written notice of such failure by Picheny and Fuchs, then Picheny and Fuchs may declare the unpaid principal amount payable hereunder, together with the interest accrued thereon, immediately due and payable. Upon acceleration of the entire unpaid principal balance of the amount owed by the Company to Picheny and Fuchs hereunder, interest shall continue to accrue thereafter at a simple rate of ten percent (10%) per annum until the entire principal amount due hereunder shall have been paid in full.

        8. Upon acceleration of the entire unpaid principal balance of the amount owed by the Company hereunder, Picheny and Fuchs shall be entitled to the reimbursement by the Company of all of their costs of collection of the amount due pursuant to this Agreement, including reasonable attorneys' fees if collected by or through an attorney or in bankruptcy or in other judicial proceedings.

        9. (a) The Company, for and on behalf of itself, its employees, officers, affiliates, directors, agents, shareholders, successors and assigns, does hereby fully, finally, and forever release and discharge Picheny and Fuchs and all of their affiliates, agents, successors and assigns from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liabilities, of any kind or character, whether now known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, legal or equitable, direct or indirect, and which have existed, may have existed, or do exist, from the beginning of the world until the date of the execution of this Agreement, except for the obligations set forth in this Agreement.

               (b) Picheny and Fuchs, for and on behalf of themselves, their affiliates, agents, successors and assigns, do hereby fully, finally, and forever release and discharge the Company, its employees, officers, affiliates, directors, agents, shareholders, successors and assigns from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liabilities, of any kind or character, whether now known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, legal or equitable, direct or indirect, and which have existed, may have existed, or do exist, from the beginning of the world until the date of the execution of this Agreement, except for the obligations set forth in this Agreement.

        10. This Agreement may be executed in one or more actual or telecopied counterparts, all of which shall be one in the same instrument and all of which shall be considered duplicate originals. This Agreement shall be binding upon and inured to the benefit of the Parties and their respect heirs, executors, administrators, successors, and assigns and upon any corporation or other entity with which any Party hereto may merge or consolidate.

        11. Should any provision of this Agreement require judicial interpretation, the Parties agree that a court shall not apply the presumption that the terms shall be more strictly construed against the Party who prepared the same, it being agreed that all Parties collectively participated in the negotiation and preparation of this Agreement.

        12. The Company shall provide to Picheny and Fuchs an annual certification from the Company's auditors stating that the Company has complied with the provisions of paragraph 4 above.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as stated above.

                                     HORIZON MEDICAL PRODUCTS, INC.



                                     BY: /s/ William E. Peterson, Jr.
                                        ----------------------------------------
                                        William E. Peterson, Jr.
                                        President


                                        /s/ Steven Picheny
                                     -------------------------------------------
                                        Steven Picheny


                                        /s/ Howard Fuchs
                                     -------------------------------------------
                                        Howard Fuchs